Exhibit 5

Shack Siegel Katz & Flaherty P.C.
530 Fifth Avenue
New York, New York 10036
(212) 782-0700

December 30, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:    WMS Industries Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to WMS Industries Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the “Registration Statement”) registering 2,351,018 shares (the “Shares”) of the Company’s common stock, par value $.50 per share (“Common Stock”), 2,313,706 of which are issuable under the WMS Industries Inc. 2005 Incentive Plan (the “2005 Plan”), and 37,312 of which have been issued pursuant to the Company’s Treasury Share Bonus Plan (the “Treasury Share Plan”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the 2005 Plan; (ii) the Treasury Share Plan; (iii) the Registration Statement; (iv) the Company’s Restated Certificate of Incorporation, as amended; (v) the Company’s amended and restated Bylaws; (vi) proceedings of the Board of Directors of the Company; (vii) proceedings of the stockholders of the Company; and (viii) such other documents, and we have made such examination of law, as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares in accordance with the terms of the 2005 Plan and the Treasury Share Plan has been duly authorized by all necessary corporate action of the Company and that such Shares are, or when duly issued under the 2005 Plan will be, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and we further consent to the reference made to us under “Item 5. Interests of Named Experts and Counsel” contained therein and under the caption “Legal Matters” in the accompanying prospectus. Please note that, as described in such Item 5, shareholders of this firm hold options to purchase an aggregate of 10,000 shares of Common Stock.

The law covered by the opinions expressed herein is limited to the corporate laws of the State of Delaware.

Very truly yours,

SHACK SIEGEL KATZ & FLAHERTY P.C.

By:     /s/ Jeffrey N. Siegel
Jeffrey N. Siegel